                          LICENSE AND SUPPLY AGREEMENT

         THIS AGREEMENT (the "License and Supply Agreement") is made as of October 21, 1999 (the "Effective Date") by and between Parkedale Pharmaceuticals, Inc., a Michigan corporation having its principal place of business at 870 Parkedale Road, Rochester, Michigan 48307 ("Parkedale"), and Novavax, Inc., a Delaware corporation having its principal place of business at 8320 Guilford Road, Columbia, Maryland 21046 ("Novavax").

                                   WITNESSETH:

         WHEREAS, Novavax has certain proprietary know-how in the field of encapsulated drug delivery systems and has developed certain proprietary adjuvants, such as a Novasome(R) delivery system; and

         WHEREAS, Parkedale has certain proprietary know-how in the field of vaccines and has developed and continues to develop proprietary vaccines, especially a vaccine comprising antigenic determinants of an influenza virus;

         WHEREAS, Parkedale has developed and currently markets, distributes and sells a Fluogen(R) trivalent influenza vaccine;

         WHEREAS, the parties hereto desire for Parkedale to develop, manufacture, market, distribute and sell a product for treating or preventing influenza virus and/or infection, such as a vaccine comprising antigenic determinants of an influenza virus, like Fluogen(R), which includes a proprietary adjuvant developed by Novavax; and

         WHEREAS, the parties hereto desire for Novavax to supply such proprietary adjuvants to Parkedale, so that Parkedale can develop products, such as a vaccine comprising antigenic determinants of an influenza virus, like Fluogen(R), which incorporate proprietary adjuvants developed by Novavax to treat or prevent influenza virus and/or infection;

         NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto agree as follows;

                                    ARTICLE I
                                   Definitions

         1.01 "Adjuvant(s)" shall mean any and all agents which enhance a product or method involved in or concerned with the treatment or prevention or infection of influenza virus, e.g., an immune response of an influenza virus vaccine, which are owned, controlled, and/or developed by Novavax and/or its Affiliate(s), or to which Novavax and/or its Affiliate(s) has a license or right to use, such as Novasome(R) delivery system(s).

         1.02 "Affiliate(s)" shall mean any corporation or other business entity controlled by, controlling, or under common control with Parkedale or Novavax, as the case may be. For this purpose, "control" means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock in the case of a corporation, or of the right to receive distributable net income in the case of any other business entity.

         1.03 "Confidential Information" as used in this License and Supply Agreement shall mean and include any and all confidential and proprietary information and Know-How which is not in the public domain, whether in oral, written, machine-readable or graphic form, and all prototypes or samples of an Adjuvant, a Novasome(R) delivery system, a Parkedale Product and/or an Influenza Product, which is furnished by one Party or its Affiliate (the "Disclosing Party"), either directly or indirectly, pursuant to and under this License and Supply Agreement, to the other Party or its Affiliate (the "Receiving Party"), and which the Receiving Party has a reasonable basis to believe is confidential to the Disclosing Party or is treated by the Disclosing Party as confidential, unless such information: (a) was known to the Receiving Party prior to receipt from the Disclosing Party, as documented in written records or publications that lawfully are in the possession of the Receiving Party; (b) was lawfully available to the trade or to the public prior to receipt from the Disclosing Party; (c) becomes lawfully available to the trade or to the public after receipt from the Disclosing Party through no act on the part of the Receiving Party; (d) was received in good faith by the Receiving Party from any third Party without an obligation of confidentiality; (e) is in the general public domain other than as a result of a breach of this confidential relationship; (f) information is embodied in an agreement entered into by the parties hereto in writing which releases such information from the terms of this confidentiality obligation; (g) information that at any time is received in good faith by the Receiving Party from a third Party, which information was lawfully in possession of the third Party, and which the third Party had the right to disclose and did not receive from either of the parties to this License and Supply Agreement; or
(h) is independently developed by an employee or agent of the Receiving Party without access to the Confidential Information, prior to receipt of such Confidential Information from the Disclosing Party, as demonstrated by contemporaneous written records. A Party receiving Confidential Information may disclose such information to the extent required by applicable law or pursuant to the requirement of a governmental or judicial entity; provided, however, that such Receiving Party shall give notice to the Disclosing Party of such requirement and shall cooperate with the Disclosing Party in its efforts to maintain the confidentiality of the Confidential Information.

         1.04 "Field" shall mean (a) the use of Novavax IP in any manner whatsoever to develop, create, invent, manufacture, promote, market, offer-for-sale, sell, import and/or export an Influenza Product involved in or concerned with the treatment or prevention of influenza virus or any other purpose for which an Influenza Product may be indicated, and (b) the subsequent exploitation of an Influenza Product in the Territory.

         1.05 "Influenza Product(s)" shall mean any Parkedale Product together with at least some portion or aspect of the Novavax IP, such as an Adjuvant and especially a Novasome(R) delivery system which is used to treat influenza.

         1.06 "Joint Improvement(s)" shall mean any and all ideas, conceptions, reductions to practice, modifications, changes, alterations, adaptations, revisions, or improvements relating to and/or derivatives of any intellectual property or product that accrue or result from the joint activities of Novavax and/or its Affiliates with Parkedale and/or its Affiliates outside of the Field during the term of this License and Supply Agreement.

         1.07 "Know-How" shall mean all tangible and intangible technical and other information including, but not limited to ideas, conceptions, reductions-to-practice, discoveries, data, designs, chemical structures, formulae, materials, intermediates, inventions (whether patentable or not), methods, models, prototypes, samples, influenza technology, works (whether copyrightable or not), assays, research plans, procedures, designs, experiments, tests, results of experimentation and testing (including results of research or development), processes (including manufacturing processes, uses, specifications and techniques), laboratory records, note books, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data, summaries and information contained in submissions to and from ethical committees and regulatory authorities, which relates to or concerns an Adjuvant, a Parkedale Product, Patent Rights, a Novasome(R) delivery system, a Novavax Improvement, a Parkedale Improvement and/or an Influenza Product. Know-How includes all documents and copies thereof (whether in written, machine-readable, physical or graphic form) and other things (such as prototypes, materials, samples, models, etc.) which contain, embody or refer to the Know-How. Such information, documents or things will not be excluded from being Know-How hereunder by reason of the fact that they become available to the public only through a wrongful act or omission to act of a Party hereto or a sublicensee or distributor of a Party hereto. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. Know-How includes, but is not limited to, any and all rights that protect the Know-how, such as copyrights software, rights, trade secret rights, database rights and/or design rights.

         1.08 "Novavax IP" shall mean the Adjuvants, Novasome(R) delivery system, Patent Rights, Novavax Improvements, and Novavax's Know-How, which is useful in the Field.

         1.09 "Novavax Improvement(s)"shall mean any and all ideas, conceptions, reductions to practice, modifications, changes, alterations, adaptations, revisions, or improvements relating to and/or derivatives of an Adjuvant, a Novasome(R) delivery system, Patent Rights, and/or Novavax Know-How that accrue or result from the activities of Novavax and/or Novavax' Affiliates or which are assignable to Novavax and/or Novavax' Affiliates.

         1.10 "Net Sales" or "Net Selling Price" shall mean, with respect to the Influenza Products, the gross amount invoiced by Parkedale or its Affiliates to unrelated third parties for sales of the Influenza Products, less:

                   (a) Transportation, freight, and insurance charges and/or allowances actually or granted;

                   (b) Trade, quantity, cash and/or other discounts, if any, allowed and paid by Parkedale to unrelated third parties in arms-length transactions;

                   (c) Credits or allowances made or given on account of rejects, returns, recalls or retroactive price reductions for any amount not collected;

                   (d) Any tax, customs, duty and/or other governmental charges relating to the sale, transportation, use, delivery or services, which is paid by Parkedale and not recovered from the unrelated third Party purchaser; and

                   (e) Any and all costs paid to Novavax by Parkedale concerning any Novavax raw materials, including but not limited to an Adjuvant, which are used in connection with, inter alia, the development and/or manufacture of an Influenza Product.

                   For purposes of calculating and paying royalties, Influenza Products shall be deemed "sold" the earlier of when invoiced or shipped.

         1.11 "Parkedale Improvement(s)" shall mean any and all ideas, conceptions, reductions to practice, modifications, changes, alterations, adaptations, revisions, or improvements relating to and/or derivatives of a Parkedale Product, Parkedale's Know-How, and/or an Influenza Product that accrue or result from the activities of Parkedale and/or Parkedale's Affiliates or which are assignable to Parkedale and/or Parkedale's Affiliates.

         1.12 "Parkedale Product(s)" shall mean any preparations, product, or pharmaceutical which is free of Novavax IP involved in or concerned with the treatment or prevention of an influenza virus, such as Fluogen(R), or any other purpose for which a Parkedale Product may be indicated.

         1.13 "Patent Right(s)" shall mean: (a) any and all United States and foreign (i) pending and abandoned patent applications, (ii) patents issuing from such patent applications, and (iii) issued patents, together with any and all divisions, reissues, reexaminations, continuations, continuations-in part, extensions and additions thereof, which describe, relate to and/or claim an Adjuvant (including, but not limited to, an Adjuvant either alone or in combination, use of an

Adjuvant. and manufacture of an Adjuvant or an intermediate therefor) as of the date of this License and Supply Agreement; (b) any and all inventions which describe, relate to or concern a Novavax Improvement; (c) any and all United States and foreign (i) pending and abandoned patent applications, and (ii) patents issuing from such patent applications, together with any and all divisions, reissues, reexaminations, continuations, continuations-in part, extensions and additions thereof, which describe, relate to and/or claim a Novavax Improvement, now or in the future; and (d) any and all other United States and foreign pending and abandoned patent applications and issued patents necessary, useful or which permit Parkedale to accomplish the objectives of or to practice under the exclusive license and rights granted under this License and Supply Agreement. Each Patent Right shall be identified in detail on EXHIBIT A attached hereto by: (1) country; (2) serial number(s); (3) filing date(s); (4) priority date(s); (5) patent number; (6) issue date; (7) all related properties;
(8) title; (9) assignee(s); (10) inventor(s); (11) applicant(s); and (12) status thereof.

         1.14 "Regulatory Authority(ies)" shall mean any national, supranational (e.g.. the FDA, the European Commission, the Council of the European Union or the European Agency for the Evaluation of Medicinal Products), regional, state or local regulatory agency, department, bureau, commission, counsel or other governmental entity other in each country of the Territory involved in the granting of marketing authorization for the Influenza Product.

         1.15 "Territory" shall mean the entire world, except for those countries specifically identified on EXHIBIT B attached hereto.

                                   ARTICLE II
                 License for Novavax Know-How and Patent Rights

         2.01 License. Novavax hereby grants to Parkedale the exclusive right and license in, to, and under the Novavax IP in the Field within the Territory. Novavax shall retain all rights not expressly granted under this Article II, not inconsistent, however, with other rights granted to Parkedale under this License & Supply Agreement. The exclusive license shall be for the period in which any Novavax IP or patents covering the Joint Improvement(s) shall remain valid and enforceable, unless earlier terminated as provided in Article IX hereof.

         2.02 Parkedale Exclusivity. Consistent with Article II, Paragraph 2.01,
Article IV, Paragraph 4.06 and Article V, Paragraph 5.07, Novavax agrees, during the term of this License and Supply Agreement, that it and its Affiliate(s) will not license, sublicense, approve a license for, approve a sublicense for or assign to another Party or entity the Novavax IP for use in the Field within the Territory.

         2.03 Ownership of Intellectual Property. Each Party will retain ownership of all information, data, Know-How, inventions, discoveries, programs, copyrights, improvements, devices, designs, apparatus, patents, patent applications, practices, processes, methods, products, techniques, trade secrets, ideas, or other intellectual property owned by it at the commencement of this License and Supply Agreement. The parties hereto agree that Novavax will own the

Novavax IP and an undivided joint interest in the Joint Improvements (with Parkedale) and that Parkedale will own the Parkedale Products and the Influenza Products (each to the extent that such products do not constitute Novavax IP, the Parkedale Know-How and an undivided joint interest in the Joint Improvements (with Novavax). Either Party shall be required to get approval from the other Party to use a Joint Improvement outside of the Field. The joint rights set forth herein shall include, without limitation, the right to domestic and foreign copyright, copyright renewal, trademark, and/or patent protection therein, and the right to register and claim priority therein (jointly with the other Party hereto, under any applicable law, treaties, or conventions. Nothing in this section shall grant Novavax any rights to the Influenza Product, Improvements in the Field, or any other technology that Parkedale may acquire or license.

         2.04 Development. The parties hereto acknowledge that development of an Influenza Product and other related processes and products pursuant to this License and Supply Agreement may necessitate the modification, adaptation, improvement or revision of Novavax IP, a Parkedale Product, Parkedale Know-How, an Influenza Product, a Parkedale Improvement, existing technology or Know-How which is proprietary, controlled or licensed by a Party or the development of new products or processes by a Party hereto based upon such existing technology or Know-How. The parties hereto agree that each Party shall retain the sole and exclusive right, title and interest in and to any and all its own technology, information, data, Know-How, inventions, discoveries, programs, improvements, devices, designs, apparatus, practices, processes, methods, products, techniques, trade secrets, ideas or other intellectual property, which is proprietary, controlled or licensed by a Party and the development of new products or processes by a Party based upon such existing technology or Know-How, subject to its obligations and agreements set forth herein, and the right to domestic and foreign copyright, copyright renewal, trademark and/or patent protection therein, and the right to register and claim priority therein under any applicable law, treaties or conventions.

         2.05 Execute and Deliver. Parkedale and Novavax each agree to execute and deliver to the other all reasonable copyright, patent and other applications, assignments and instruments tendered by the other, and perform such acts, as may be reasonably necessary or advisable for obtaining such rights and/or of vesting and maintaining the title to the rights of the tendering Party set forth in this Article II. The provisions of this Article II, Paragraphs 2.03, 2.04, and 2.05, shall survive the termination or other expiration of this License and Supply Agreement.

         2.06 Novavax Trademark. Parkedale agrees that the Influenza Products, created, developed, invented, purchased, and/or licensed hereunder will be sold by Parkedale under the trademark or trade name of Parkedale and/or its Affiliate(s). No Influenza Products shall be marketed or sold under any Novavax trademark, trade name, or logo. Novavax, however, agrees that Parkedale may use with prior approval the Novavax trademark, Novasome(R) delivery system, on a nonexclusive basis only for the duration of this License and Supply Agreement and solely for advertising, displaying, marketing, promoting, using, manufacturing, offering-for-sale, selling, distributing, importing and/or exporting the Influenza Products in accordance with this License and Supply Agreement.

                                   ARTICLE III
                                License Payments

         3.01 License Payments. Parkedale shall pay to Novavax the following amounts:

                  (a) One million U.S. dollars ($1,000,000.00) upon execution of this License and Supply Agreement by both parties hereto;

                  (b) One hundred thousand U.S. dollars ($100,000.00) upon the commencement of the first Phase I product study or the equivalent in any other country for the Influenza Product;

                  (c) One hundred thousand U.S. dollars ($100,000.00) upon the date of entry of the first patient into a Phase II study or the equivalent in any other country, for the Influenza Product;

                  (d) One hundred thousand U.S. dollars ($100,000.00) upon the earliest of the date of entry of the first patient into a Phase III study, or the submission of an amended PLA filing, or, with respect to either, the equivalent in any other country, for the Influenza Product; and

                  (e) Five hundred thousand U.S. dollars ($500,000.00) upon the granting by a Regulatory Authority of a PLA (or amended PLA), or the equivalent in any other country, for the Influenza Product.

                  The parties hereto agree that the maximum License Payments that may be due under Paragraph 3.01(a) - (e) is $1,800,000.00. The parties therefore agree that each of the License Payments set forth in this Paragraph 3.01(a) - (e) shall be paid by Parkedale to Novavax only one time and that once each of the License Payments set forth in this Paragraph 3.01(a) - (e) have been paid one time by Parkedale, these License Payments shall be deemed paid in full and Parkedale shall owe no Further License Payments under this Paragraph 3.01(a)
- (e).

         3.02 Research and Development Support Payments. Parkedale shall pay to Novavax its cost of research and development for the Adjuvant for the term during which Novavax supplies Adjuvant to Parkedale, to a maximum of $100,000 per year. Notwithstanding the foregoing, Parkedale agrees to pay Novavax such maximum research and development costs for a period of not less than 24 months from the execution of this License and Supply Agreement. Novavax agrees to use commercially reasonable efforts to support the development and supply of the Influenza Product in accordance with the time-lines set forth herein, including the provision of reasonable research and development resources. One-twelfth of such costs will be paid monthly, on the 15th day of each month (except for the initial such payment, which will be made upon execution of this License and Supply Agreement, in the event that this License and Supply Agreement is executed in any month after the 15th day thereof).

         3.03 Royalties. Parkedale agrees to pay royalties only on the Net Sales of Influenza Products as follows: (a) an annual rate of 4% of Net Sales of the Influenza Products in the United States of America and its territories, Canada, all European countries, Finland, Norway, South Africa, South America and Sweden; and (b) an annual rate of 5% of Net Sales of Influenza Products in all other countries in the Territory. Such royalties on Net Sales are payable ninety (90) days after the end of each calendar year in which Influenza Products are sold during the term of this License and Supply Agreement. Parkedale shall keep adequate and complete records showing all Net Sales of Influenza Products with respect to which royalties are due under this License and Supply Agreement. Such records shall include all information necessary to verify the total amount and computation of royalties due hereunder, and shall be available once per year to inspection by or on behalf of Novavax during normal business hours to verify the amounts thereof or to ascertain such amounts in the event of a failure of Parkedale to report. Parkedale shall retain such records for not fewer than five
(5) years after the close of any calendar year to which they relate or such period as required by FDA. Parkedale agrees to make prompt adjustment, if necessary, to compensate for any errors or omissions disclosed by such inspection. Should such inspection reveal a shortfall of more than three percent (3%) between the royalties reported and those actually owed by Parkedale, the cost of such inspection shall be paid by Parkedale.

                                   ARTICLE IV
                        Clinical Influenza Product Supply

         4.01 Clinical Influenza Product Supply. Parkedale shall place purchase orders for Adjuvant for combination with a Parkedale Product, to be used for the phase I and phase II clinical trials of an Influenza Product (the "Clinical Influenza Product") pursuant to the terms and conditions set forth in this License and Supply Agreement (an "Order") and Novavax agrees to use commercially reasonably efforts to produce the Clinical Influenza Product in accordance with the terms and conditions set forth in this License and Supply Agreement. Consistent with this License and Supply Agreement, Novavax grants Parkedale the right to use the proprietary Know-How of Novavax required to combine an Adjuvant and a Parkedale Product and agrees to train Parkedale and its Affiliate(s), at Parkedale's expense, to perform such combination, for the purpose of permitting Parkedale and/o its Affiliate(s) to manufacture an Influenza Product for Phase III clinical trials and for production of an Influenza Product. The transfer of technology and training necessary to enable Parkedale and its Affiliate(s) to produce an Influenza Product with an Adjuvant will be made at Parkedale's expense; Parkedale shall reimburse Novavax for all reasonable costs and expenses Novavax incurs in connection with such transfer and training, including without limitation equipment, material, labor and travel expense (coach airfare and compact car rental only). Novavax agrees to produce Adjuvant for the Clinical Influenza Product in accordance with its product specifications and other applicable U.S. federal, state and local laws. Novavax agrees to notify Parkedale of any information of which it becomes aware which would be reasonably likely to have a material adverse effect on Parkedale's ability to obtain marketing approval from a Regulatory Authority for an Influenza Product in the Territory, or which is reasonably likely to result in an action by a Regulatory Authority materially adverse to the marketing of an Influenza Products in the Territory, after the granting of marketing approval by such Regulatory Authority.

         4.02 Forecasts and Purchase Orders. Parkedale shall provide Novavax with a rolling 12-month forecast of the quantity of Clinical Influenza Product that Parkedale reasonably anticipates it will order. The first three months of such forecast shall be binding upon Parkedale, and the last nine months shall be a non-binding planning estimate. Parkedale will provide a written Order to Novavax in support of the deliveries that are scheduled in the three firm months of the forecast. On the first of each month, Parkedale will provide Novavax with an updated 12 month forecast and new Orders for deliveries in the three-month firm period. In the event of any cancellation of an order, Parkedale shall reimburse Novavax for the reasonable cost of the materials required for such Order. Unless Parkedale requests otherwise, all Clinical Influenza Products shall be packed for shipment and storage in accordance with Novavax' standard commercial practices. Except to the extent expressly otherwise provided herein, and notwithstanding any provisions of any purchase order submitted by Parkedale, shipment of and payment for Clinical Influenza Product shall be made in accordance with the terms and conditions of sale set forth in this License and Supply Agreement. Such terms shall replace and supersede Novavax' and Parkedale's standard purchase Order forms, if any, and any other documentation presented by either Party, including without limitation, any and all standard terms and conditions appearing thereon.

         4.03 Shipment and Delivery. Shipments will be made to an address designated by Parkedale. Unless specified by Parkedale, Novavax will select the carrier on behalf of Parkedale. Novavax will use reasonable efforts to meet Parkedale's requested delivery schedules for Clinical Influenza Product. It is each Party's obligation to notify the other Party of any special packaging requirements in writing. In the event that Novavax fails or is unable to timely meet Parkedale's delivery schedule for Clinical Influenza Product, Parkedale shall have the right to seek alternative suppliers of the Adjuvants, and Novavax shall be responsible for and pay immediately any and all costs and expenses incurred by Parkedale resulting therefrom or associated therewith.

         4.04 Prices and Payment. All prices are FCA Novavax' facility (in accordance with INCOTERMS 1990) and are exclusive of all taxes, assessments or duties of any nature, other than taxes measured solely by Novavax' net income, now in force or enacted in the future, all of which shall be paid by Parkedale. In the event Novavax is required to pay or pays any such tax, the amount thereof shall be added to and become a part of the amounts payable by Parkedale hereunder. Parkedale agrees to pay all expenses incurred by Novavax in the shipment and delivery of ordered Adjuvant, including without limitation freight charges, export and import duties and insurance premiums. The purchase price for the Clinical Influenza Product sold under the License and Supply Agreement shall be Novavax's fully allocated costs therefor plus 30%. The parties hereto agree, however, that Parkedale shall not pay or owe any royalty under Article III for any Clinical Influenza Product for which Parkedale has paid Novavax.

         4.05 Payment with Offset. Parkedale agrees to pay appropriate amounts invoiced by Novavax, for the Clinical Influenza Product within thirty (30) days from the date of invoice. All payments are to be made in U.S. dollars.

         4.06 Exclusivity of Supply. Consistent with Article II, Paragraphs
2.0l and 2.02, Novavax agrees that it and its Affiliate(s) shall not supply or caused to be supplied Adjuvant or any other Novavax IP to any third Party or entity in any manner whatsoever for use in the Field within the Territory during the term of this License and Supply Agreement. Also consistent with Article II, Paragraphs 2.01 and 2.02, and to the extent that the Novavax IP qualifies as Confidential Information, Novavax agrees that it and its Affiliate(s) shall not disclose, teach or make available or cause to teach, disclose or make available the Novavax IP to any third Party or entity in any manner whatsoever for use in the Field within the Territory.

                                    ARTICLE V

                                  Obligations.

         5.01 Efforts. Parkedale hereto shall use all reasonable efforts, whenever applicable, to develop, create, invent, manufacture, market, distribute and sell and to assist in the developing, creating, inventing, manufacturing, marketing, distributing and selling of Influenza Products in the Field within the Territory, or to procure the same.

         5.02 Notification of Information. Each Party hereto shall promptly notify the other Party in writing of any product safety, regulatory or marketing information of which it becomes aware that has the potential to adversely affect sales of the Influenza Product. Each Party shall promptly notify the other Party hereto in writing of any actual or suspected infringement of the Novavax IP or Influenza Products within the Territory which may come to its attention.

         5.03 Meetings and Presentations. Each Party hereto shall provide at its own expense personnel, including a named contact involved in the development of Novavax IP and an Influenza Product, for all meetings and presentations (which may include, for example, in person or teleconference meetings or presentations,) with one another or a third Party to review research and clinical testing results and developments and whenever required by a regulatory or other governmental body, agency or entity, but in no event less frequently than quarterly. Each Party also agrees to provide at its own expense personnel, including a named contact involved in the development of Novavax IP and an Influenza Product, for meetings and presentations concerning the Novavax IP and an Influenza Product which is required by law or involves a regulatory or other governmental body, agency or entity.

         5.04 Studies. Each Party hereto shall cooperate to its fullest with one another and use its reasonable commercial efforts to comply with its respective obligations pursuant to this License and Supply Agreement to ensure that all steps, studies and other actions necessary for the development of the Influenza Product can be accomplished to the satisfaction of Parkedale.

         5.05 Reports. Each Party, to the extent applicable, shall provide, not less frequently than annually, any development reports, research reports, study records, or other material documents in its possession related to the Novavax IP or the Influenza Product, by reliable overnight delivery service.

         5.06 Indemnification. Parkedale hereto shall indemnify and hold harmless Novavax from and against all liability, damages, or claims arising from its own development, manufacture, and/or use of the Influenza Product for research or clinical studies, and subsequently the exploitation of the Influenza Product, only in the event that such liability, damages, or claims concern only Parkedale know-how or a Parkedale product and not Novavax IP unless such liability arises from the negligence or willful default of Novavax or otherwise by reason of any breach by Novavax warranties given in this License and Supply Agreement. Novavax hereto shall indemnify Parkedale and hold Parkedale harmless from and against all liability, damages, or claims concerning or arising out of the Novavax IP.

         5.07 Non-Compete. Novavax agrees that, during the term of this License and Supply Agreement, it and/or its Affiliate(s) shall not, directly or indirectly: (a) compete with or against Parkedale or its Affiliates in the Field within the Territory in the Field; (b) compete with or against Parkedale or its Affiliates in connection with the manufacture, use, sale, importation or exportation of any Influenza Product in the Field within the Territory; (c) engage in any activity or take any action that is inconsistent with this License and Supply Agreement or that will cause or result in the manufacture, marketing, introduction, distribution, offer-for-sale, sale, importation or exportation of any product that will directly or indirectly compete with any Influenza Product in the Field within the Territory; or (d) collaborate with any person, third Party or entity that will cause or result in the manufacture, marketing, introduction, distribution, offer-for-sale, sale, importation or exportation of a product that will compete with any Influenza Product in the Field within the
Territory.   Novavax further agrees that it and its Affiliate shall not provide or caused to be provided any Novavax IP to any person, third Party or entity that Novavax knows or should reasonably know directly or indirectly use the Novavax IP or cause the Novavax IP to be used in the Field within the Territory during the term of this License and Supply Agreement.

                                   ARTICLE VI
                            Confidential Information

         6.01 Use of confidential Information. Consistent with Article I, Paragraph 1.03, the Receiving Party (which term, for purposes of this paragraph shall include such parties' employees, agents, shareholders, officers, directors and Affiliates) shall not, either during the Term of this License and Supply Agreement or at any time thereafter, use for its own benefit or disclose to or use for the benefit of any person, third Party or entity other than the Receiving Party, any Confidential

Information or other confidential or proprietary information of the Disclosing Party, whether or not embodied in writing or other tangible form. All originals and copies of any of the foregoing, however, and whenever produced, shall be the sole property of the Disclosing Party of such Confidential Information. The Receiving Party agrees that it sha1l make the Confidential Information of the Disclosing Party available to its employees or agents, only on a "need to know" basis, and further agrees that it shall require all of such employees, agents, or others who have access to any of such Confidential Information to comply with the obligations in Article I, Paragraph 1.03 and this Paragraph 6.01 and shall exercise reasonable diligence to obtain compliance with such obligations. Upon the termination or expiration of this License and Supply Agreement, the Receiving Party shall promptly surrender to the Disclosing Party all Confidential Information of the Disclosing Party that is in tangible form, including that Confidential Information which has been reduced to or placed on one or more writings, drawings, schematics, tapes, disks, or other forms of documentation, together with any materials, things, prototypes, samples and equipment belonging to the Disclosing Party, and the Receiving Party shall not thereafter retain or deliver to any other person, third Party or entity any of the foregoing or any summary memorandum thereof. Each Party hereby agrees that it shall be responsible for the obligations of its employees and agents hereunder and executes this License and Supply Agreement on behalf of itself and such employees and agents.

         6.02 Degree of Care. In addition to its other obligations under this
Article VI, the parties hereto agree that the Receiving Party shall use at least the same degree of care (which at a minimum shall be reasonable) to avoid unauthorized dissemination of Confidential Information as it employs for its own information of a similar nature that it does not want to have disseminated. In the event a Receiving Party is requested or required by a governmental, quasi-governmental, judicial or quasi-judicial entity to disclose Confidential Information it received from the Disclosing Party, it shall not be a violation of this License and Supply Agreement to comply provided, however, that the Receiving Party so requested or required shall notify the Disclosing Party of such request or requirement, promptly upon receipt of the same.

         6.03 Commercial Use. The parties hereto agree that neither shall put the Confidential Information of the other Party to any use, except as expressly provided under this License and Supply Agreement.

                                   ARTICLE VII
                         Representations and Warranties

         7.01 Laws. Each Party hereto, at its own expense, shall at all times during the term of this License and Supply Agreement, and any extension or renewal thereof, comply with all applicable laws, statutes, codes, regulations, rules, ordinances, orders or directives of any applicable country, state, county, city, town, province, territory, government entity, agency or body wheresoever in effect including all export laws and regulations.

         7.02 Licensee's Remedy. Except as set forth in Paragraph 7.03 below, a remedy in the event of defect is repair or replacement of all defective Adjuvant. Unless otherwise instructed in writing by Parkedale, Novavax shall replace all defective Adjuvant with new Adjuvant at Novavax's sole expense. Novavax warrants such replacement Adjuvant on the same terms and conditions as the original.

         7.03 Limitations. The warranties and remedies specified in this Article VII shall not apply if an Adjuvant is defective due to (i) natural disasters, including fire, smoke, water, earthquakes or lightning, (ii) the misuse or improper storage of an Adjuvant or other failure to comply with the instructions set forth in the documentation accompanying an Adjuvant, or (iii) use of an Adjuvant in a manner for which it was not designed.

         7.04 Infringement Warranty. Novavax represents and warrants that the Adjuvants, the Novasome(R) delivery system, the Novasome(R) delivery system trademark, the Novavax Improvements, the Novavax Know-How, the Patent Rights and the Novavax IP do not and will not infringe upon or violate any valid patent, copyright, trademark or any other intellectual property rights in the Territory.

         7.05 Validity and Ownership. Novavax represents and warrants that the Patent Rights and the trademark, Novasome(R) delivery system, are valid and enforceable, and that Novavax is the rightful, lawful and sole owner of the Patent Rights, the Adjuvants, the Novasome(R) delivery system, the Novasome(R) delivery system trademark, the Novavax Improvements, the Novavax Know-How, and the Novavax IP.

         7.06 Organization and Standing. Novavax represents and warrants that it is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation.

         7.07 Power and Authority. Novavax represents and warrants that it has all requisite corporate power and authority to execute, deliver, and perform this License and Supply Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and thereto and to consummate the transactions contemplated herein and therein. The execution, delivery, and performance of this License and Supply Agreement by Novavax does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Novavax's organizational documents, by laws, any law or regulation applicable to Novavax, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which Novavax is a Party or by which Novavax is bound or result in the creation or acceleration of any lien charge, security interest, or other encumbrance on or concerning the Adjuvants, the Novasome(R) delivery system, the Novasome(R) delivery system trademark, the Patent Rights, the Novavax Know-How and/or the Novavax Improvements.

         7.08 Corporate Action; Binding Effect. Novavax represents and warrants that it has duly and properly taken all action required by law, their organizational documents, or otherwise, to authorize the execution, delivery, and performance of this License and Supply Agreement and the other instruments to be executed and delivered by them pursuant hereto and thereto and the consummation of transactions contemplated hereby and thereby. This License and Supply

Agreement has been duly executed and delivered by Novavax and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Novavax will constitute, legal, valid, and binding obligations of Novavax enforceable against them in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws and by general principles of equity.

         7.09 Consents. Novavax represents and warrants that no consent or approval of, or filing with or notice to, any federal, state, or local governmental or regulatory authority, agency, or department or any other person not a Party to this License and Supply Agreement is required or necessary to be obtained by Novavax or on its behalf in connection with the execution, delivery, and performance of this License and Supply Agreement or to consummate the transactions contemplated hereby, except which has been obtained prior to the execution of this License and Supply Agreement.

         7.10 Litigation or Disputes. Except as disclosed in EXHIBIT C attached hereto, Novavax represents and warrants that there is no actual or potential claim, outstanding commitment to any governmental regulatory agency, action, suit, proceeding, investigation or arbitration, either pending, known to Novavax or threatened against Novavax, which relates to or concerns the Adjuvants, the Novasome(R) delivery system, the Novasome(R) delivery system trademark, the Patent Rights, the Novavax Know-How, the Novavax Improvements and/or the Novavax IP. Novavax further represents and warrants that it is not in violation of or in default with respect to any applicable law, rule, regulation, judgment, order, writ, injunction, award, or decree of any arbitrator, court, or administrative body, the result of any of which, either individually or cumulatively, would have a materially adverse effect on the Adjuvants, the Novasome(R) delivery system, the Patent Rights, the Novavax Know-How, the Novavax Improvements or the Novavax IP in the Territory or Novavax's compliance with and performance under the terms of this License and Supply Agreement.

         7.11 Influenza Product Competition. Novavax represents and warrants that: (a) Novavax and its Affiliates have no plans or intentions to manufacture, market, license, sublicense, distribute, introduce, offer-for-sale and/or sell an Influenza Product in the Territory; and (b) Novavax and its Affiliates have no plans or intentions to import into or export from the Territory an Influenza Product or import or export within the Territory an Influenza Product.

         7.12 Patent Rights. Novavax represents and warrants that:

         (a) all Patent Rights to accomplish the objectives of this License and Supply Agreement, i.e., to develop, manufacture, market, introduce, distribute, offer-for-sale, sell, import and/or export an Influenza Product in the Field within the Territory, are identified in detail on EXHIBIT A pursuant to Article I, Paragraph 1.12, and that EXHIBIT A recites all Patent Rights to which Novavax and/or its Affiliates has a right, title and/or interest which concern or relate to the objectives of this License and Supply Agreement, e.g., all issued patents and pending and abandoned patent applications, domestic or foreign, which concern, refer to, describe, disclose and/or claim one more Adjuvants, the use of one or more Adjuvants and/or the manufacture of one or more Adjuvants or intermediates therefor, either alone or in combination;

         (b) Other than those Patent Rights identified on EXHIBIT A, Novavax and its Affiliates have no interests, rights and/or titles of any kind or nature whatsoever in any other issued patents and/or pending or abandoned patent applications, domestic or foreign, which concern, refer to, describe, disclose and/or claim one more Adjuvants, use of one or more Adjuvants and/or manufacture of one or more Adjuvants or intermediates therefor, either alone or in combination, and/or which concern or relate to the objectives of this License and Supply Agreement;

         (c) However, should Novavax, after the date of this License and Supply Agreement (and during the term of this License and Supply Agreement), discover that Novavax has omitted one or more patents or patent applications from the Patent Rights as set forth on EXHIBIT A, the parties shall immediately amend EXHIBIT A following such discovery to include such omitted patents and/or patent applications;

         (d) No other person, entity or third Party has any option, license, sublicense or other right with respect to any Influenza Products or the Patent Rights, as identified on EXHIBIT A, which concern, relate to, describe, disclose and/or claim any Influenza Products; and

         (e) Novavax and its Affiliates have disclosed to Parkedale all matters of fact and known allegations which under the circumstances could materially adversely impact, defeat and/or contradict the rights granted to Parkedale pursuant to this License and Supply Agreement.

         7.13 Rights. Novavax represents and warrants that it and its Affiliates own or otherwise possess all rights in, to and under the Novavax IP that are necessary to grant the rights and licenses to Parkedale pursuant to this License and Supply Agreement.

         7.14 Disclosure. Novavax represents and warrants that this License and Supply Agreement, including the exhibits attached hereto, do not contain and will not contain any untrue or materially misleading statement or fact, and do not omit and will not omit to state a material statement or fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not materially misleading.

         7.15 Influenza Product Infringement. Novavax represents and warrants that to the best of its and its Affiliates knowledge, the manufacture, use, distribution, offer-for-sale, sale, importation or exportation of the influenza Products do not and will not infringe upon or violate any patent, trademark, copyright or other intellectual property right in the Territory.

         7.16 Adjuvants. Novavax hereby represents and warrants that, during the term of this License and Supply Agreement, it and its Affiliates shall not, and it and its Affiliates shall cause their respective, licensees, sublicensees and distributors and any person, third Party or entity to not, directly or indirectly, market, license, sublicense, distribute, offer-for-sale or sell any Adjuvant, including the Novasome(R) delivery system, to anyone who will or intends to: (a) use or cause to be used, directly or indirectly, such an Adjuvant with or in an Influenza Product in the Territory; (b) market, license, sublicense, distribute, offer-for-sale or sell, directly or indirectly, an Influenza Product in the Territory; (c) cause to be marketed, licensed, sublicensed, distributed, offered-for-sale or sold, directly or indirectly, an Influenza Product in the Territory; (d) develop or manufacture or cause to be developed or manufactured, directly or indirectly, an Influenza Product in the Territory or outside of the Territory for importation into the Territory; or (e) import or export, directly or indirectly, an Influenza Product into or from the Territory, respectively, or cause an Influenza Product to be directly or indirectly imported into or exported from the Territory.

         7.17 Organization and Standing. Parkedale represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

         7.18 Power and Authority. Parkedale represents and warrants that it has all requisite corporate power and authority to execute, deliver, and perform this License and Supply Agreement, and the other agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated herein and therein. The execution, delivery, and performance of this License and Supply Agreement by Parkedale do not, and the consummation of the transactions contemplated hereby will not, violate any provision of Parkedale's articles of incorporation, by laws, any law or regulation applicable to Parkedale, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which Parkedale is a Party or by which Parkedale is bound.

         7.19 Corporate Action: Binding Effect. Parkedale represents and warrants that it has duly and properly taken all action required by law, its articles of incorporation, its by laws, or otherwise, to authorize the execution, delivery, and performance by it of this License and Supply Agreement and the other instruments to be executed by it pursuant hereto and the consummation of the transactions contemplated hereby and thereby. This License and Supply Agreement has been duly executed and delivered by Parkedale and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Parkedale will constitute, legal, valid, and binding obligations of Parkedale enforceable against it in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws and by general principles of equity.

         7.20 Consents. Parkedale represents and warrants that no consent or approval of, or filing with or notice to, any federal, state, or local governmental or regulatory authority, agency, or department or any other person not a Party to this License and Supply Agreement is required or necessary to be obtained by Parkedale or on its behalf in connection with the execution, delivery, and performance of this License and Supply Agreement or to consummate the transactions contemplated hereby, except which have been obtained prior to the execution of this License and Supply Agreement.

         7.21 Influenza Products. Novavax represents and warrants that, during the term of this License and Supply Agreement, it shall not, and Novavax shall cause its Affiliates and any person, third Party or entity: (a) to not manufacture, advertise, market, promote, license, sublicense, deliver, introduce, distribute, offer-for-sale or sell or cause to be manufactured, advertised, marketed, promoted, licensed, sublicensed, delivered, introduced, distributed, offered-for-sale or sold, directly or indirectly, any Influenza Product in the Territory; or (b) to import into or export from or cause to be imported into or exported from, directly or indirectly, the Territory any Influenza Product.

         7.22 Adjuvants and Influenza Products. Novavax further represents and warrants that, during the term of this License and Supply Agreement, it shall cause any person, third Party or entity, which is acquired by, or which acquires, Novavax or any of its Affiliates through a stock or asset purchase, merger, consolidation or other transaction, or which merges with Novavax or any of its Affiliates, whether through the formation of a new company or otherwise, in each case, whether in a single transaction or a series of transactions, to not develop, manufacture, market, license, sublicense, introduce, distribute, offer-for-sale or sell, or cause to be developed, manufactured, marketed, licensed, sublicensed, introduced, distributed, offered-for-sale or sold, directly or indirectly, any Influenza Product in the Field within the Territory.

         7.23 Competing Product. Novavax further represents and warrants that, during the term of this License and Supply Agreement, if Novavax or any of its Affiliates divest a product that competes with an Influenza Product during this License and Supply Agreement, Parkedale shall have a right of first offer to acquire such competing product. Novavax shall provide Parkedale with written notice of its intention to divest such competitor product, including the material terms upon which Parkedale may acquire such competitor product.

                                  ARTICLE VIII
                                  Infringement.

         8.01 Claim. In the event of any claim, action or allegation by a third Party asserting or involving a patent, copyright or trademark or any other intellectual property right, which concerns (a) an Influenza Product, or (b) an Influenza Product in which an Adjuvant, a Novasome(R) delivery system, Novavax's Know-How, a Novavax Improvement, the Novavax IP and/or Patent Rights, or any portion or aspect thereof, is utilized in connection therewith or incorporated therein, Novavax will pay all damages, royalties and costs awarded in any such action, and all attorney's fees and costs incurred by Parkedale in its defense to any such allegation, claim, and/or action. Parkedale agrees to notify Novavax promptly upon learning that the claim might be asserted. Novavax agrees that Parkedale and Novavax shall have joint control over the defense of any allegation, claim, and/or action and any negotiation for its settlement or compromise, and Parkedale and Novavax shall have the right to jointly settle any claim on behalf of Parkedale and Novavax. Any recovery from a third Party for an infringement action regarding Influenza Product shall belong to Parkedale and shall be subject to the royalty provisions of this Agreement. Both parties agree to provide reasonable assistance in the defense of any such allegation, claim, and/or action without the express authorization of the other Party hereto.

         8.02 Indemnification. In the event a claim, action or allegation of infringement or violation of any other intellectual property right is made against the Novavax IP in connection with its use with or in an Influenza Product or Parkedale's use thereof, or an injunction or order shall be obtained against Parkedale's use of the Novavax IP, or any portion or aspect thereof, by reason of any such claim, action or allegation, Parkedale shall have the right, without in any way limiting the foregoing, and at Novavax's expense, to (a) procure for Parkedale the right, to continue using the Novavax IP; (b) replace or modify the Novavax IP so that it becomes non-infringing, or (c) in the event (a) and (b) are not practical, terminate the license, and this License and Supply Agreement shall terminate as of the date upon which Parkedale first notified Novavax, or Novavax otherwise obtained knowledge, of the existence of the applicable allegation, claim and/or of infringement or violation. Novavax agrees to indemnify and hold Parkedale harmless for all costs and damages incurred by Parkedale as a result of any such allegation, claim, and/or action.

         8.03 Non-Influenza Product Claim. In the event of any claim, action or allegation by a third Party asserting or involving a patent, copyright or trademark or any other intellectual property right, which solely concerns an Adjuvant, a Novasome(R) delivery system, Novavax's Know-How, a Novavax Improvement, the Novavax IP and/or Patent Rights, or any portion or aspect thereof, which is outside of the Field and has no bearing on the development, manufacture, use, offer-for-sale, sale, importation and/or exportation of an Influenza Product of any kind whatsoever, Novavax will pay all damages, royalties and costs awarded in any such action, and all attorney's fees and costs incurred by Novavax in its defense to any such allegation, claim and/or action. Novavax agrees to notify Parkedale promptly upon learning of any such allegation, claim and/or action and that such allegation, the claim and/or action might be asserted. Novavax agrees that it shall not adopt, advocate or willingly accept any position that will in any frustrate or negatively impact upon the terms and/or purpose of this License and Supply Agreement. Parkedale agrees that Novavax shall have sole control over the defense of any such allegation, claim and/or action and any negotiation for its settlement or compromise, and Novavax shall have the right to settle any claim on behalf of Novavax, so long as such settlement or compromise in no way frustrates or negatively impact upon the terms and purpose of this License and Supply Agreement. Parkedale agrees to provide Novavax with reasonable assistance, at Novavax's expense, in the defense of any such allegation, claim, and/or action.

         8.03 Notice of Third Party Infringement. If either Novavax or Parkedale learns that the Novavax IP, or any portion or aspect thereof, is allegedly infringed or contributorily infringed or misappropriated by a third Party, the Party learning of the alleged infringement or contributory infringement shall promptly notify the other Party. Within 30 days after learning of such infringement or contributory infringement, the parties shall jointly determine whether or not to bring an action against the alleged infringer or misappropriator, and who shall bring such action.

         8.04 Parkedale Action for Third Party Infringement. In the event that Parkedale brings an action for infringement, contributory infringement, misappropriation and/or violation of any other intellectual property right concerning an Influenza Product or the Novavax IP, or any aspect or portion thereof, in the name of Novavax and/or the name of Parkedale, Novavax shall cooperate with Parkedale, and Parkedale will bear all costs and the expenses relating to the litigation, including those incurred by Novavax. Parkedale shall be entitled to keep all damages, royalties, legal fees, costs, and other recoveries awarded in such litigation. Novavax agrees that Parkedale shall have the first right to prosecute any claims and/or actions concerning an Influenza Product or the Novavax IP, or any portion or aspect thereof, which relates to, concerns or results from its use with or in an Influenza Product.

         8.05 Novavax Right to Prosecute Third Party Infringement. In the event that Parkedale decides not to initially bring an action for infringement, for contributory infringement, misappropriation and/or any other intellectual property violation of the Novavax IP, then Novavax shall have the right, but not the obligation, to bring an action in the name of Novavax and/or the name of Parkedale. Parkedale will cooperate with Novavax at Novavax's expense. Novavax shall bear all costs and expenses relating to the litigation, including those incurred by Parkedale, and Novavax will be entitled to all damages and other recoveries awarded in such litigation.

         8.06 Novavax Right to Join Parkedale Prosecution of Third Party Infringement. If, after Novavax fails to cause such infringement, misappropriation or any other intellectual property right violation to terminate or cease or to bring a suit or action to compel termination or cessation pursuant to Paragraph 8.05 above, and Parkedale elects to initiate suit or action to compel termination or cessation, Novavax independently shall have the right to join any such suit or action brought by Parkedale and, in such event, Novavax shall pay one-half of the cost of such suit or action from the date of joining.

         8.07 Recovery in a Third Party Infringement Action. Upon final disposition of any event described in Paragraphs 8.05 or 8.06 above, any recovery obtained shall be distributed as follows: (a) each Party shall be reimbursed for any expenses incurred in the action; (b) as to ordinary damages, Parkedale shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales (whichever measure of damages the court shall have applied), less a reasonable approximation of the royalties (I) that Parkedale would have paid to Novavax if Parkedale had sold the infringing products and services rather than the infringer, or (ii) of the reasonable royalty on the infringing sales awarded to Parkedale (whichever measure of damages the court shall have applied), which amount will be distributed to Novavax; and (c) Parkedale shall receive 100% of any special, punitive or other damages. Parkedale may offset any expenses incurred under this Article VIII against any royalty payments due to Novavax.

         8.08 Cooperation of Each Party in Third Party Infringement Action. In any infringement, misappropriation and/or intellectual property violation suit as either Party may institute to enforce the Patent Rights pursuant to this License and Supply Agreement, the other Party hereto shall, at the request and expense of the Party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like.

                                   ARTICLE IX
                             Term and Termination.

         9.01 Term. The term of this License and Supply Agreement shall be the period beginning on the date of execution by both parties to this License and Supply Agreement, i.e., the Effective Date, and continuing for the period that any portion or aspect of the Novavax IP is proprietary to Novavax, unless earlier terminated under Paragraphs 9.02 and 9.03 below or otherwise, and so long as this License and Supply Agreement provides Parkedale with exclusivity with respect to the Influenza Product in the Territory (the "Term"). Thereafter, this License and Supply Agreement shall automatically be renewed for successive 12-month periods (the "Renewal Periods"), unless either Party gives notice of non-renewal to the other Party at least ninety (90) days before the then-current expiration date. In the event that a generic product to an Influenza Product is approved for use in the Field within the Territory, Novavax agrees that the obligation for Parkedale to pay royalties pursuant to Article III, Paragraph 3.03 above shall cease and terminate upon such immediate generic approval.

         9.02 Termination by Novavax. Novavax may terminate this License and Supply Agreement upon ninety (90) days written notice to Parkedale, upon the occurrence of any termination event as follows: (a) Parkedale or any of its employees breaches any obligation under this License and Supply Agreement, including without limitation violation of any payment terms, if such breach is not cured within thirty (30) days after Novavax demands its cure in writing; or
(b) Parkedale becomes insolvent, enters into reorganization or bankruptcy, makes a general assignment for the benefit of creditors, admits in writing its inability to pay debts as they mature, suffers or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any other judicial or administrative proceeding related to insolvency or protection of creditors' rights (and, if such action or proceeding is involuntary on the part of Parkedale, such action or proceeding is not dismissed within 90 days).

         9.03 Termination by Parkedale. Parkedale may terminate this License and Supply Agreement upon ninety (90) days written notice to Novavax, upon the occurrence of any termination event as follows: (a) Novavax or any of its employees breaches any obligation under this License and Supply Agreement, including without limitation violation of any payment terms, if such breach is not cured within thirty (30) days after Parkedale demands its cure in writing; or (b) Novavax becomes insolvent, enters into reorganization or bankruptcy, makes a general assignment for the benefit of creditors, admits in writing its inability to pay debts as they mature, suffers or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any other judicial or administrative proceeding related to insolvency or protection of creditors' rights (and, if such action or proceeding is involuntary on the part of Novavax, such action or proceeding is not dismissed within 90 days).

         9.04 Effect of Termination. From and after the date of any expiration or termination of this License and Supply Agreement, neither Party shall have any further rights, privileges, or obligations hereunder except that: (a) such expiration or termination shall not relieve either Party of any liability or obligation accrued prior to the effective date of expiration or termination; (b) such expiration or termination shall not affect the continued operation or enforcement of any provision of this License and Supply Agreement which is to survive expiration or termination; and (c) upon such expiration or termination, each Party shall immediately return to the other Party all Confidential Information as required by Article VI of this License and Supply Agreement. In no event upon the expiration or termination of this License and Supply Agreement shall the terminating Party (or in the case of expiration of this License and Supply Agreement, any Party) be liable to the other Party for any damages, indemnities, loss of profits, loss of revenues, or other losses by reason of any such expiration or termination, unless the License and Supply Agreement is wrongfully terminated.

                                    ARTICLE X
                                  Miscellaneous

         10.01 Authority. Each Party represents and warrants to the other that it has the right, and has obtained all necessary corporate approvals, to enter into this License and Supply Agreement and perform the obligations to be performed by it under this License and Supply Agreement and that this License and Supply Agreement constitutes its valid, binding and enforceable obligation, enforceable against it in accordance with its terms.

         10.02 Force Majeure. The failure of either Party hereto to perform any obligation under this License and Supply Agreement (except any payment obligation hereunder of Parkedale to Novavax) due to acts of God, acts of government, civil disturbances, wars, strikes, transportation problems, unreasonable delay by vendors in delivery, failure to provide products or materials by its vendors, or other causes beyond its reasonable control shall not be deemed to be a breach of this License and Supply Agreement; provided, however, that the Party so prevented from complying herewith shall immediately give notice thereof to the other Party and shall continue to take all commercially reasonable actions to comply as fully as possible herewith. After removal of the basis for the nonperformance, the Party failing to perform shall resume performance within a reasonable time.

         10.03 Entire Agreement. This License and Supply Agreement, together with its Exhibits, constitutes the sole and entire agreement between the parties relating to the subject matter herein, and terminates and supersedes any and all prior agreements and understandings between the parties.

         10.04 Waiver and Amendment. No change in, addition to, or waiver of any of the terms and provisions herein shall be binding upon any Party unless approved by it in writing by both parties hereto.

         10.05 No Waiver. The failure by any Party to exercise or to enforce any of the terms or conditions of this License and Supply Agreement shall not constitute or be deemed a waiver of that Party's right thereafter to enforce each and every term and condition of this License and Supply Agreement.

         10.06 Severability. Should a court of law or arbitrator hold that any one or more of the provisions in this License and Supply Agreement is invalid, illegal or unenforceable, no other provision of this License and Supply Agreement shall be affected thereby, and the remaining provisions of this License and Supply Agreement shall be both construed and reformed and shall continue with the same effect as if such unenforceable, illegal or invalid provision shall not have been inserted in this License and Supply Agreement.

         10.07 Governing Law. This License and Supply Agreement and the respective rights and obligations of the parties hereto shall be governed by and determined in accordance with the domestic internal laws of the State of Maryland, without giving effect to conflict of laws principles thereof.

         10.07 Independent Parties. Novavax and Parkedale are independent parties. It is understood and agreed that Novavax is not by this License and Supply Agreement or anything herein contained, constituted or appointed the legal representative or agent of Parkedale, nor shall Novavax have the right or authority to make any representation, warranty, covenant, guarantee or commitment or assume, create or incur any liability or any obligation of any kind, expressed or implied, in the name of or otherwise on behalf of Parkedale, whether directly or indirectly. It is understood and agreed that Parkedale is not by this License and Supply Agreement or anything herein contained, constituted or appointed the legal representative or agent of Novavax, nor shall Parkedale have the right or authority to make any representation, warranty, covenant, guarantee or commitment or assume, create or incur any liability or any obligation of any kind, expressed or implied, in the name of or otherwise on behalf of Novavax, whether directly or indirectly.

         10.08 Notices. All notices and other communications which are required or permitted under the terms or conditions of this License and Supply Agreement shall be in writing and sent by overnight courier, or registered or certified mail, postage prepaid, to the receiving Party at the following addresses:

If to Novavax:           Novavax, Inc.
                              8320 Guilford Road
                              Columbia, MD 21046

with a copy to:          White & McDermott, P.C.
                              65 William Street
                              Wellsely, MA 02481
                              Attention: Sharon Goddard White, Esq.

If to Parkedale:         Parkedale Pharmaceuticals, Inc.

                              870 Parkedale Road
                              Rochester, MI 48307
                              Attention:    Corporate Counsel

with a copy to:          King Pharmaceuticals, Inc.
                              501 Fifth Street
                              Bristol, Tennessee 37620
                              Attention:    General Counsel

or to any other address that the receiving Party may have provided to the sending Party in writing as provided aforesaid. Any notice or other communication sent by overnight courier shall be deemed to have been received on the business day after it is delivered to the courier. Any notice or other communication sent by registered or certified mail shall be deemed to have been received on the third business day after its date of posting.

         10.09 Binding on Successors: Assignment. This License and Supply Agreement and each and every covenant, term, and condition herein shall be binding upon and inure to the benefit of both the parties hereto and their respective successors. Neither this License and Supply Agreement nor any rights hereunder may be assigned or otherwise transferred by either Party without first receiving the express prior written consent of the other Party; except that without such consent, either Party may assign or transfer this License and Supply Agreement and all of its rights hereunder to any corporation which beneficially owns a majority in interest of the equity of such Party or to a majority-owned subsidiary of such Party or to any successor of such Party by merger or consolidation or to any person, third Party or entity to which all or substantially all of the assets of such Party are sold.

         10.10 Counterparts. This License and Supply Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.11 Survival. The provisions of Articles I, V, VI, VII, VIII, IX, and X shall survive the expiration or termination of this License and Supply Agreement.

         IN WITNESS WHEREOF, Novavax and Parkedale have caused this License and Supply Agreement to be executed by their duly authorized representatives as of the date first set forth above.

                              NOVAVAX, INC.

                              By:       [SIG]
                                    --------------------------------------

                              Name:     /s/ John Spears
                                    --------------------------------------

                              Title:    President & CEO
                                    --------------------------------------

                              Dated:    10/21/99
                                    --------------------------------------


                              PARKEDALE PHARMACEUTICALS, INC.

                              By:       [SIG]
                                    --------------------------------------

                              Name:     Jefferson J. Gregory
                                    --------------------------------------

                              Title:    President & CEO
                                    --------------------------------------

                              Dated:    October 21, 1999
                                    --------------------------------------

                                   EXHIBIT A

Novavax Novasome Patent Portfolio Relative to Adjuvants and Vaccines


                                                                           Date of               USA
USA Patent #                        Patent Title                          Issuance            Expiration
                                                                           in USA                Date
---------------------------------------------------------------------------------------------------------
4,853,228         Method of Manufacturing Unilamellar Lipid Vesicles      08/01/89            07/28/07

4,855,090         Method of Producing High Aqueous Volume                 08/08/89            03/13/07
                  Multi-lamellar Vesicles

4,895,452         Method and Apparatus for Producing Lipid Vesicles       01/23/90            03/03/08

4,911,928         Paucilamellar Lipid Vesicles                            03/27/90            03/07/07

4,917,951         Lipid Vesicles Formed of Surfactants and Steroids       04/17/90            11/24/07

5,000,960         Protein Coupling to Lipid Vesicles                      03/19/91            01/19/09

5,013,497         Method and Apparatus for Producing Lipid Vesicles       05/07/91

5,032,457         Paucilamellar Lipid Vesicles Using                      07/16/91            07/16/06
                  Charge-Localized, Single-Chain, Nonphospholipid
                  Surfactants

5,104,736         Reinforced Paucilamellar Lipid Vesicles                 04/14/92            06/26/09

5,147,723         Paucilamellar Lipid Vesicles                            09/15/92            06/08/06

5,160,669         Method of Making Oil-Filled Paucilamellar Lipid         11/03/92            10/16/10
                  Vesicles

5,234,767         Hybrid Paucilamellar Lipid Vesicles                     08/10/93            03/27/07

5,256,422         Lipid Vesicle Containing Water-In-Oil Emulsion          10/26/93            03/28/11

5,474,848         Paucilamellar Lipid Vesicles                            12/12/95            03/13/07

5,561.62          Method of Inhibiting Viral Reproduction Using           10/01/96
                  Nonphospholipid Paucilamellar Liposomes

NVR 213CP         Vaccines Containing Paucilamellar Lipid Vesicles
                  as Immunological Adjuvants                              *CIP

                  *Continuation in-part filing


                                    EXHIBIT B

                      Countries Excluded from the Territory

                                      Japan

                                    Australia

                                    Singapore

                                    Indonesia

                                    Malaysia

                                    Thailand

                                    EXHIBIT C

                               Nothing to Disclose